EXHIBIT 99.1

Stock Yards Bancorp Reports Fourth Quarter Earnings of $23.9 Million or $0.82 Per Diluted Share and Record Earnings for the Year

Results Highlighted by Continued Strong Loan Growth

LOUISVILLE, Ky., Jan. 24, 2024 (GLOBE NEWSWIRE) -- Stock Yards Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in Louisville, central, eastern and northern Kentucky, as well as the Indianapolis, Indiana and Cincinnati, Ohio metropolitan markets, today reported earnings of $23.9 million, or $0.82 per diluted share, for the fourth quarter ended December 31, 2023. This compares to net income of $29.8 million, or $1.01 per diluted share, for the fourth quarter of 2022. For the year ended December 31, 2023, the Company produced record net income of $107.7 million, and diluted earnings per share of $3.67. Strong loan growth across all markets and deposit growth contributed to solid fourth quarter and full year 2023 operating results.

(dollar amounts in thousands, except per share data)	4Q23	3Q23	4Q22
Net income	$23,944	$27,092	$29,817
Net income per share, diluted	0.82	0.92	1.01

Net interest income	$62,016	$61,315	$65,263
Provision for credit losses(1)	6,046	2,775	3,375
Non-interest income	24,417	22,896	23,142
Non-interest expenses	50,013	46,702	45,946

Net interest margin	3.25%	3.34%	3.64%
Efficiency ratio(2)	57.80%	55.38%	51.85%
Tangible common equity to tangible assets(3)	8.09%	7.69%	7.44%
Annualized return on average assets(4)	1.17%	1.38%	1.56%
Annualized return on average equity(4)	11.62%	13.26%	15.99%

“I am pleased with our fourth quarter and record full year 2023 results, highlighted by strong loan production and fee income led by Wealth Management & Trust (WM&T). We continue to see broad-based loan demand from our customers throughout our markets. Total loans, excluding PPP loans, increased $580 million, or 11%, over the last 12 months, of which $155 million was generated during the fourth quarter, setting a record for the best fourth quarter of organic loan expansion in the Company’s history. Thanks to the dedication and commitment of our employees, our net income surpassed the $100 million mark for the first time in 2023,” commented James A. (Ja) Hillebrand, Chairman and Chief Executive Officer.

“Net interest income increased for the second consecutive linked quarter, due to loan growth and continued yield expansion from assets re-pricing. However, our net interest margin contracted over the linked quarter, as the increase in cost of funds continued to outpace the growth in yields on earning assets. We anticipate net interest margin compression will most likely persist into the first part of the year,” Hillebrand continued. “Deposit balances expanded nicely during the fourth quarter, increasing $268 million, or 4%, on the linked quarter and increasing $279 million, or 4%, over the last 12 months. We continue to focus on organic growth, while avoiding brokered deposits, which provide more expensive funding than in-market deposit relationships.”

“Non-interest income, led by fourth quarter gains in several categories, once again fueled our operating results. WM&T posted another record year, benefiting from strong equity and fixed income market performance, coupled with net new business growth. Robust card income, treasury management and brokerage fees, driven by increased demand and customer expansion, served to cap off a record fee income year for us. We look forward to carrying this momentum into 2024 – our 120th year of operation – with an unwavering focus on cultivating full customer relationships,” said Hillebrand.

At December 31, 2023, the Company had $8.17 billion in assets, $5.77 billion in loans and $6.67 billion in total deposits. The Company’s combined enterprise, which encompasses 71 branch offices across three contiguous states, will continue to benefit from a diversified geographic footprint that provides significant growth opportunities in both the banking and WM&T arenas.

Key factors contributing to the fourth quarter of 2023 results included:

  Loan growth and loan production represented the best fourth quarter in the Company’s history. Total loans, excluding PPP loans, increased $155 million, or 3%, on the linked quarter. The yield earned on loans expanded to 5.79% for the fourth quarter of 2023, benefiting from average balance growth and to a lesser extent, interest rate expansion.
  Deposit balances expanded $268 million, or 4%, on the linked quarter, as interest bearing deposits grew $434 million and non-interest bearing deposits contracted by $166 million.
    Interest bearing demand accounts increased $197 million, or 9%, consistent with seasonal public funds activity.
    Money market accounts expanded $134 million, or 12%, led by growth in WM&T money market funds held at the Bank.
    Time deposits grew by $120 million, or 14%, a tribute to successful marketing of promotional products, primarily in the Central Kentucky market.
  Increasing costs of funds continued to outpace earning asset yield growth during the fourth quarter of 2023. Net interest income declined $3.2 million, or 5%, for the fourth quarter of 2023 compared to the fourth quarter a year ago, with net interest margin compressing 39 bps to 3.25%. While net interest margin also declined on the linked quarter, contracting 9 basis points from 3.34%, net interest income increased $701,000. Given the current interest rate environment, the change in deposit mix has and will continue to place pressure on funding costs.
  While credit quality remains strong in comparison to traditional metrics, credit loss expense on loans of $5.8 million was recorded for the fourth quarter of 2023. The Bank recorded a $4.1 million charge-off related to a single Commercial & Industrial (C&I) relationship in late December. The Bank became aware of credit deterioration in the third quarter of 2023 and the relationship was downgraded at that time. The relationship was subsequently placed on non-accrual in the fourth quarter. The Bank considers this to be a conservative approach to an isolated situation with one customer and no additional loss is anticipated. Despite the charge-off, management remains confident in the current quality of the loan portfolio, as demonstrated by the relatively low concentration of classified and delinquent loans, and does not believe this instance is reflective of broader portfolio concerns. With the allowance for credit losses to total loans standing at 1.38%, the Bank is well-positioned based on current credit metrics and forecasts in the allowance for credit losses model.
  Non-interest income increased $1.3 million, or 6%, over the fourth quarter of 2022. WM&T income expanded $878K, or 10%, to $10.1 million, benefitting from improved market conditions and net new business expansion. Card income set quarterly and year to date records, led by interchange income expansion and increased debit card processor incentives and treasury management fees once again demonstrated double digit growth. Fee income expansion in the fourth quarter of 2023 is especially notable given $1.3 million in non-recurring gains on sale of premises and equipment recorded in the fourth quarter of 2022.
  Total non-interest expenses increased $4.1 million, or 9%, during the fourth quarter of 2023 compared to the fourth quarter of 2022, primarily due to higher compensation expense tied to employee growth and expense recorded related to an executive retirement agreement. Further, additional occupancy expense was incurred related to the relocation of all WM&T employees to a consolidated central location.
  Tangible common equity per share(3) was $21.95 at December 31, 2023, compared to $20.17 at September 30, 2023, and $18.50 at December 31, 2022. Over the past several quarters, tangible common equity and tangible book value have been impacted by the volatile interest rate market and corresponding impact on accumulated other comprehensive income/loss, primarily as a result of changes in unrealized losses in the available for sale debt securities portfolio, which has a current weighted average life of 5.5 years.

Highlights for the year ended December 31, 2023:

  Loans (excluding PPP) grew $580 million, or 11%, over the past 12 months, marking the third consecutive year of double digit loan growth.
  Average loans increased $604 million, or 13%, for the year.
  Loan production set a new record for 2023.
  Deposit balances grew by $279 million, or 4%, over the past 12 months. Interest bearing demand, money market, and time deposit expansion combined to more than offset declines in non-interest bearing demand accounts.
  Net interest income increased $13.9 million, or 6%, over 2022.
  Loan yield expansion led to net interest margin expanding four basis points to 3.39% in 2023 over 2022.
  WM&T income reached and surpassed record levels during the year, increasing $3.7 million, or 10%, over the past 12 months, reflecting improved market conditions and net new business growth. Assets Under Management (AUM) surpassed the $7 billion mark at year-end.
  Customer expansion and increased transaction volume led to record 2023 card, treasury management and brokerage income.

Hillebrand concluded, “In January, Stock Yards was named to Stephen’s 2024 Bank Industry & Top Picks List as the top Small-Cap stock with upside price potential. We were also named to Stephen’s 2024 Best Ideas List, as the top company within the Midwest Bank category. In November, we were once again nationally recognized by American Banker Magazine as one of the Best Banks to Work for in 2023. The Best Banks to Work For program identifies and honors U.S. banks for outstanding employee satisfaction. In addition, in May, we were named a winner of the 2022 Raymond James Community Bankers Cup, which recognizes the top 10% of community banks with assets between $500 million and $10 billion based on various profitability, operational efficiency and balance sheet metrics, marking our 8th time being named to the Raymond James Community Bankers Cup. These recognitions are a testament to the dedication of our employees, who continue to work diligently to support our customers. We will not rest on our laurels as we enter 2024 – our 120th year of service to the communities we are honored to serve.”

Results of Operations – Fourth Quarter 2023 Compared with Fourth Quarter 2022

Net interest income, the Company’s largest source of revenue, decreased by $3.2 million, or 5%, to $62.0 million. While strong organic loan growth boosted net interest income over the past 12 months, the cost of interest bearing liabilities more than offset the increase in total interest income.

  Total interest income increased by $20.1 million, or 27%, to $95.2 million.
    Interest income and fees on loans increased $18.7 million, or 29%, over the prior year quarter. Consistent with the $582 million, or 11%, increase in average loans and interest rate expansion, the average quarterly yield earned on loans increased 79 basis points, or 16%, over the past 12 months to 5.79%.
    Interest income on securities decreased $413,000, or 5%, compared to the fourth quarter of 2022. While average securities balances have declined $168 million, or 9%, over the past 12 months, the rate earned on securities has increased 9 bps to 2.05%, as lower rate securities either matured or paid down.
    Average overnight funds increased $24 million quarter over prior year quarter, with interest income increasing $1.4 million consistent with the increase in seasonal public funds accounts. The Federal Reserve Bank has increased the rate paid on reserve balances meaningfully during the past 12 months, which has significantly benefited related interest income on excess cash held at the Bank.
  Total interest expense increased $23.3 million to $33.2 million, as the cost of interest bearing liabilities increased 158 basis points to 2.44%.
    Interest expense on deposits increased $20.6 million over the past 12 months, as the overall cost of interest bearing deposits increased from 0.81% for the fourth quarter of 2022 to 2.34%. Deposit costs during the fourth quarter of 2023 have been significantly impacted by changes in mix, individual rate exceptions, successful new product promotions and growth in the WM&T money market account. Average interest bearing deposit balances increased $597 million, or 13%, from the fourth quarter of 2022 to the fourth quarter of 2023, with time deposits representing $458 million of the increase.
    Interest expense on Federal Home Loan Bank (FHLB) advances totaled $2.1 million for the fourth quarter of 2023. The Bank had $200 million in FHLB advances outstanding at the end of the fourth quarter of 2023.

The Bank recorded $5.8 million in credit loss expense for loans during the fourth quarter of 2023. In addition to strong loan growth, a flat unemployment projection and other factors within the CECL allowance model, the Bank recorded $4.7 million in charge-offs, with $4.1 million attributed to one C&I relationship offset by $235,000 in total recoveries. The Bank also recorded a $275,000 expense for off balance sheet exposures associated with expansion of Construction & Land Development (C&LD) and C&I lines of credit (increased availability and utilization). For the fourth quarter of 2022, consistent with strong loan growth and deterioration within the future unemployment rate forecast, the Company recorded $3.6 million in provision for credit losses on loans and a $225,000 benefit to credit loss expense for off balance sheet exposures. In addition, the Bank recorded a $1.6 million specific reserve for a Commercial Real Estate loan during the fourth quarter of 2022.

Non-interest income increased $1.3 million, or 6%, to $24.4 million.

  WM&T income ended the fourth quarter of 2023 at $10.1 million, increasing $878,000, or 10%, over the fourth quarter of 2022. WM&T income benefited from strong fourth quarter equity and fixed income market performance, coupled with quarterly estate fees collected and net new business growth.
  WM&T AUM expanded $575 million, or 9%, over the past 12 months consistent with market performance and net new business growth. With the especially strong market performance experienced in November and December, AUM once again surpassed the $7 billion mark.
  Treasury management fees increased $253,000, or 11%, compared to the fourth quarter of 2022, driven by strong transaction volume, organic growth, modified fee schedules, strong foreign exchange income, new product sales and continued product expansion to the customer base added through recent merger activity.
  Card income increased $328,000, or 7%, over the fourth quarter of 2022, driven by increased interchange income and credit card processor spend incentives. While card volume has increased over 2022, interchange rate compression has placed pressure on growth.
  The Company recognized $1.3 million in non-recurring gains on sales of premises and equipment in the fourth quarter of 2022 related to the disposition of acquired locations.
  Other non-interest income, which primarily includes swap fees, letter of credit fees and OREO activity increased by $527,000, or 34%, over the fourth quarter of 2022. During the fourth quarter of 2023, the Company sold other real estate owned and Visa Class B stock for $207,000 and $487,000 in non-recurring gains, respectively.

Non-interest expenses increased $4.1 million, or 9%, compared to the fourth quarter of 2022, to $50.0 million.

  Compensation and employee benefits expense combined to increase $1.5 million, or 6%, compared to the fourth quarter of 2022, consistent with a 4% increase in full time equivalent employees and expense recorded related to an executive retirement agreement.
  Net occupancy and equipment expenses increased $1.3 million, or 34%, over the fourth quarter of 2022 primarily due to the relocation of all WM&T employees to a consolidated central location.
  Technology and communication expenses, which include computer software amortization, equipment depreciation and expenditures related to investments in technology needed to maintain and improve the quality of customer delivery channels, information security and internal resources, increased $865,000, or 23%, consistent with software upgrades, equipment upgrades, customer expansion and increased transaction activity.
  Legal and professional fees increased $801,000 compared to the fourth quarter of 2022, led by increased compliance-related consulting in preparation for expanded regulatory oversight in conjunction with future growth in total assets.
  During the fourth quarter of 2022, the Company sold its partial interest in an investment adviser subsidiary that was acquired from Commonwealth Bancshares, realizing a non-recurring pre-tax loss of $870,000. Also, intangible amortization expense decreased $443,000, or 28%, during the fourth quarter of 2023, consistent with the sale of the investment advisor and the prior year intangible asset write-off.

Financial Condition – December 31, 2023 Compared with December 31, 2022

Total assets increased $674 million, or 9%, year over year to $8.17 billion.

Total loans (excluding PPP) increased $580 million, or 11%, to $5.77 billion, with the largest sources of growth stemming from the commercial real estate and residential real estate portfolios. In addition to the strong growth, the Company has benefitted from the higher rate environment in 2023 that has generally slowed loan payoff activity. Total line of credit usage was 39.2% as of December 31, 2023, compared to 42.3% as of December 31, 2022, driven by strong production. C&I line of credit usage was 28.6% as of December 31, 2023, compared to 33.1% as of December 31, 2022.

Total investment securities, which spiked during the second quarter of 2021 and the first quarter of 2022 in part due to acquisitions, decreased $147 million, or 9%, year over year. Maturities/pay-downs of lower yielding investments have boosted the overall portfolio yield to 2.05% for the fourth quarter of 2023, from 1.96% in the fourth quarter of 2022. In 2023, cash flows from the investment portfolio have been utilized to fund loan growth and provide liquidity in lieu of redeployment.

Total deposits increased $279 million, or 4%, over the past 12 months, led by interest bearing demand and time deposit expansion which was partially offset by a decline in non-interest bearing demand deposits.

During the fourth quarter of 2023, the Company recorded net loan charge-offs of $4.5 million, with $4.1 million attributed to one C&I relationship. This compares to $152,000 in net charge offs during the fourth quarter of 2022. Non-performing loans(5) totaled $19 million, or 0.33% of total loans outstanding at December 31, 2023, compared to $15 million, or 0.29% of total loans outstanding at December 31, 2022. The ratio of allowance for credit losses to loans (5) ended at 1.38% at December 31, 2023 compared to 1.41% at December 31, 2022.

At December 31, 2023, the Company continued to be “well-capitalized,” the highest regulatory capital rating for financial institutions, with all capital ratios remaining strong. Total equity to assets(3) was 10.50% and the tangible common equity ratio(3) was 8.09% at December 31, 2023, compared to 10.14% and 7.44% at December 31, 2022, respectively. Interest rate volatility over the last 12 months has significantly impacted unrealized losses within the available for sale debt securities portfolio.

In November 2023, the board of directors declared a quarterly cash dividend of $0.30 per common share. The dividend was paid December 29, 2023 to shareholders of record as of December 18, 2023.

No shares have been purchased since 2020, and approximately 741,000 shares remain eligible for repurchase under the current buy-back plan, which expires in May 2025.

Results of Operations – Fourth Quarter 2023 Compared with Third Quarter 2023

Net interest margin declined 9 basis points on the linked quarter to 3.25%, as cost of funds growth continued to outpace earning asset yield growth.

Net interest income expanded $701,000, or 1%, over the prior quarter to $62.1 million, as management is optimistic that net interest margin contraction is starting to slow.

  Total interest income increased $6.3 million, or 7%, led predominantly by the increase in interest income on loans.
    Interest income and fees on loans increased $4.5 million, or 6%, over the linked quarter. Average loans increased $190 million, or 4%, and the corresponding yield earned increased 13 basis points over the linked quarter.
    Average overnight funds increased $134 million over the linked quarter with interest income increasing $1.9 million. The fourth quarter of each year reflects elevated cash levels consistent with the seasonal increase in public funds.
  Total interest expense increased $5.6 million, or 20%, led by a $8.3 million, or 39%, increase in the cost of total interest-bearing deposits, which was partially offset by a $2.8 million decline in FHLB borrowings expense.

The Company recorded $6.0 million in provision for credit losses(1) during the fourth quarter of 2023, which included a $5.8 million provision for credit losses on loans and $275,000 of credit loss expense for off-balance sheet exposures. During the third quarter of 2023, the Company recorded $2.8 million in provision for credit losses, which included a $2.3 million provision for credit losses on loans and $475,000 of credit loss expense for off-balance sheet exposures.

Non-interest income increased $1.5 million, or 7% on the linked quarter, led by record card income, strong swap and letter of credit fees, OREO activity and the sale of Visa Class B stock.

Non-interest expenses increased $3.3 million, or 7%, to $50.0 million, as increased compensation, net occupancy expense, technology expense and consulting expenses more than off-set a decline in employee benefits.

Financial Condition – December 31, 2023 Compared with September 30, 2023

Total assets increased $267 million, or 3%, on the linked quarter to $8.17 billion.

Total loans expanded $154 million, or 3%, on the linked quarter, led by increases in nearly every category, with the C&I and C&LD loan portfolios leading the growth. Total line of credit usage was 39.2% as of December 31, 2023, compared to 38.8% as of September 30, 2023, driven by strong production. C&I line of credit usage was 28.6% as of December 31, 2023, compared to 26.8% as of September 30, 2023.

Total deposits increased $268 million, or 4%, on the linked quarter. Total interest bearing deposits increased $434 million, on the linked quarter, as increases in interest bearing demand, money market accounts and time deposits more than offset the $166 million contraction in non-interest bearing demand. Excluding public funds, total deposits increased $121 million on the linked quarter.

About the Company

Louisville, Kentucky-based Stock Yards Bancorp, Inc., with $8.17 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company’s common shares trade on The NASDAQ Stock Market under the symbol “SYBT.”

This report contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although the Company’s management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the markets in which the Company and its banking subsidiary operates; competition for the Company’s customers from other providers of financial services; changes in, or forecasts of, future political and economic conditions, inflation and efforts to control it; government legislation and regulation, which change and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company’s customers; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company. Refer to Stock Yards’ Annual Report on Form 10-K for the year ended December 31, 2022, as well as its other filings with the SEC for a more detailed discussion of risks, uncertainties and factors that could cause actual results to differ from those discussed in the forward-looking statements.

Contact: T. Clay Stinnett
Executive Vice President,
Treasurer and Chief Financial Officer
(502) 625-0890

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Fourth Quarter 2023 Earnings Release
(In thousands unless otherwise noted)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Income Statement Data	2023	2022	2023	2022

Net interest income, fully tax equivalent (6)	$62,112	$65,469	$247,869	$234,267
Interest income:
Loans	$82,715	$64,033	$302,044	$216,138
Federal funds sold and interest bearing due from banks	3,526	2,173	8,411	6,018
Mortgage loans held for sale	38	13	211	190
Investment securities and FHLB stock	8,962	8,931	36,030	29,306
Total interest income	95,241	75,150	346,696	251,652
Interest expense:
Deposits	29,645	9,022	81,585	16,412
Securities sold under agreements to repurchase and
other short-term borrowings	843	399	2,776	721
Federal Home Loan Bank advances	2,155	12	12,768	12
Subordinated debentures	582	454	2,235	1,124
Total interest expense	33,225	9,887	99,364	18,269
Net interest income	62,016	65,263	247,332	233,383
Provision for credit losses (1)	6,046	3,375	13,796	10,257
Net interest income after provision for credit losses	55,970	61,888	233,536	223,126
Non-interest income:
Wealth management and trust services	10,099	9,221	39,802	36,111
Deposit service charges	2,244	2,183	8,866	8,286
Debit and credit card income	5,374	5,046	19,438	18,623
Treasury management fees	2,531	2,278	10,033	8,590
Mortgage banking income	823	209	3,705	3,210
Loss on sale of securities	(44)	-	(44)	-
Net investment product sales commissions and fees	860	833	3,205	3,063
Bank owned life insurance	576	545	2,253	1,597
Gain (Loss) on sale of premises and equipment	(105)	1,295	(30)	4,341
Other	2,059	1,532	4,992	5,328
Total non-interest income	24,417	23,142	92,220	89,149
Non-interest expenses:
Compensation	24,494	23,398	91,876	86,640
Employee benefits	3,829	3,421	18,451	16,568
Net occupancy and equipment	5,150	3,843	16,384	14,298
Technology and communication	4,612	3,747	17,318	14,897
Debit and credit card processing	1,719	1,470	6,481	5,909
Marketing and business development	1,754	1,544	5,990	5,005
Postage, printing and supplies	903	893	3,604	3,354
Legal and professional	1,293	492	3,958	2,943
FDIC Insurance	1,060	730	3,911	2,758
Amortization of investments in tax credit partnerships	324	88	1,294	353
Capital and deposit based taxes	601	799	2,476	2,621
Merger expenses	-	-	-	19,500
Intangible amortization	1,167	1,610	4,686	5,544
Loss on disposition of LFA	-	870	-	870
Other	3,107	3,041	11,400	10,531
Total non-interest expenses	50,013	45,946	187,829	191,791
Income before income tax expense	30,374	39,084	137,927	120,484
Income tax expense	6,430	9,174	30,179	27,190
Net income	23,944	29,910	107,748	93,294
Less: net income attributed to non-controlling interest	-	93	-	322
Net income available to stockholders	$23,944	$29,817	$107,748	$92,972

Net income per share - Basic	$0.82	$1.02	$3.69	$3.24
Net income per share - Diluted	0.82	1.01	3.67	3.21
Cash dividend declared per share	0.30	0.29	1.18	1.14

Weighted average shares - Basic	29,226	29,157	29,212	28,672
Weighted average shares - Diluted	29,331	29,428	23,343	28,922

			December 31,
Balance Sheet Data			2023	2022

Investment securities			$1,471,016	$1,617,834
Loans			5,771,038	5,205,918
Allowance for credit losses on loans			79,374	73,531
Total assets			8,170,102	7,496,261
Non-interest bearing deposits			1,548,624	1,950,198
Interest bearing deposits			5,122,124	4,441,054
Federal Home Loan Bank advances			200,000	50,000
Stockholders' equity			858,103	760,432
Total shares outstanding			29,329	29,259
Book value per share (3)			$29.26	$25.99
Tangible common equity per share (3)			21.95	18.50
Market value per share			51.49	64.98

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Fourth Quarter 2023 Earnings Release

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Average Balance Sheet Data	2023	2022	2023	2022

Federal funds sold and interest bearing due from banks	$258,950	$235,448	$164,314	$477,341
Mortgage loans held for sale	5,305	6,735	6,822	8,835
Investment securities	1,618,799	1,786,383	1,687,639	1,670,324
Federal Home Loan Bank stock	20,519	10,928	22,123	11,741
Loans	5,676,193	5,094,356	5,422,865	4,819,124
Total interest earning assets	7,579,766	7,133,850	7,303,763	6,987,365
Total assets	8,116,569	7,559,260	7,775,574	7,438,880
Non-interest bearing deposits	1,663,962	2,097,858	1,763,157	2,053,213
Interest bearing deposits	5,025,240	4,428,582	4,608,575	4,385,393
Total deposits	6,689,202	6,526,440	6,371,732	6,438,606
Securities sold under agreement to repurchase	130,148	117,138	123,111	122,154
Federal Home Loan Bank advances	205,435	1,087	280,068	274
Subordinated debentures	26,706	26,309	26,558	21,733
Total interest bearing liabilities	5,401,135	4,582,005	5,052,106	4,538,911
Total stockholders' equity	817,682	740,007	801,593	738,798

Performance Ratios
Annualized return on average assets (4)	1.17%	1.56%	1.39%	1.25%
Annualized return on average equity (4)	11.62%	15.99%	13.44%	12.58%
Net interest margin, fully tax equivalent	3.25%	3.64%	3.39%	3.35%
Non-interest income to total revenue, fully tax equivalent	28.22%	26.12%	27.12%	27.56%
Efficiency ratio, fully tax equivalent (2)	57.80%	51.85%	55.23%	59.30%

Capital Ratios
Total stockholders' equity to total assets (3)			10.50%	10.14%
Tangible common equity to tangible assets (3)			8.09%	7.44%
Average stockholders' equity to average assets			10.31%	9.93%
Total risk-based capital			12.43%	12.54%
Common equity tier 1 risk-based capital			11.04%	11.04%
Tier 1 risk-based capital			11.43%	11.47%
Leverage			9.62%	9.33%

Loan Segmentation
Commercial real estate - non-owner occupied			$1,561,689	$1,443,813
Commercial real estate - owner occupied			907,424	788,936
Commercial and industrial			1,302,809	1,230,976
Commercial and industrial - PPP			4,319	18,593
Residential real estate - owner occupied			708,893	591,515
Residential real estate - non-owner occupied			358,715	312,474
Construction and land development			531,324	445,690
Home equity lines of credit			211,390	200,725
Consumer			145,340	139,461
Leases			15,503	13,322
Credit cards			23,632	20,413
Total loans and leases			$5,771,038	$5,205,918

Asset Quality Data
Non-accrual loans			$19,058	$14,242
Troubled debt restructurings			-	-
Loans past due 90 days or more and still accruing			110	892
Total non-performing loans			19,168	15,134
Other real estate owned			10	677
Total non-performing assets			$19,178	$15,811
Non-performing loans to total loans (5)			0.33%	0.29%
Non-performing assets to total assets			0.23%	0.21%
Allowance for credit losses on loans to total loans (5)			1.38%	1.41%
Allowance for credit losses on loans to average loans			1.46%	1.53%
Allowance for credit losses on loans to non-performing loans			414%	486%
Net (charge-offs) recoveries	$(4,472)	$(152)	$(6,628)	$1
Net (charge-offs) recoveries to average loans (7)	-0.08%	0.00%	-0.12%	0.00%

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Fourth Quarter 2023 Earnings Release

	Quarterly Comparison
Income Statement Data	12/31/23	9/30/23	6/30/23	3/31/23	12/31/22

Net interest income, fully tax equivalent (6)	$62,112	$61,437	$61,074	$63,245	$65,469
Net interest income	$62,016	$61,315	$60,929	$63,072	$65,263
Provision for credit losses (1)	6,046	2,775	2,350	2,625	3,375
Net interest income after provision for credit losses	55,970	58,540	58,579	60,447	61,888
Non-interest income:
Wealth management and trust services	10,099	10,030	10,146	9,527	9,221
Deposit service charges	2,244	2,272	2,201	2,149	2,183
Debit and credit card income	5,374	4,870	4,712	4,482	5,046
Treasury management fees	2,531	2,635	2,549	2,318	2,278
Mortgage banking income	823	814	1,030	1,038	209
Loss on sale of securities	(44)	-	-	-	-
Net investment product sales commissions and fees	860	791	800	754	833
Bank owned life insurance	576	569	559	549	545
Gain (Loss) on sale of premises and equipment	(105)	302	(225)	(2)	1,295
Other	2,059	613	1,088	1,232	1,532
Total non-interest income	24,417	22,896	22,860	22,047	23,142
Non-interest expenses:
Compensation	24,494	23,379	22,107	21,896	23,398
Employee benefits	3,829	4,508	5,061	5,053	3,421
Net occupancy and equipment	5,150	3,821	3,514	3,899	3,843
Technology and communication	4,612	4,236	4,219	4,251	3,747
Debit and credit card processing	1,719	1,637	1,706	1,419	1,470
Marketing and business development	1,754	1,357	1,784	1,095	1,544
Postage, printing and supplies	903	938	889	874	893
Legal and professional	1,293	1,049	819	797	492
FDIC Insurance	1,060	937	779	1,135	730
Amortization of investments in tax credit partnerships	324	323	324	323	88
Capital and deposit based taxes	601	629	607	639	799
Merger expenses	-	-	-	-	-
Intangible amortization	1,167	1,167	1,172	1,180	1,610
Loss on disposition of LFA	-	-	-	-	870
Other	3,107	2,721	2,819	2,753	3,041
Total non-interest expenses	50,013	46,702	45,800	45,314	45,946
Income before income tax expense	30,374	34,734	35,639	37,180	39,084
Income tax expense	6,430	7,642	7,975	8,132	9,174
Net income	23,944	27,092	27,664	29,048	29,910
Less: net income attributed to non-controlling interest	-	-	-	-	93
Net income available to stockholders	$23,944	$27,092	$27,664	$29,048	$29,817

Net income per share - Basic	$0.82	$0.93	$0.95	$1.00	$1.02
Net income per share - Diluted	0.82	0.92	0.94	0.99	1.01
Cash dividend declared per share	0.30	0.30	0.29	0.29	0.29

Weighted average shares - Basic	29,226	29,223	29,223	29,178	29,157
Weighted average shares - Diluted	29,331	29,336	29,340	29,365	29,428

	Quarterly Comparison
Balance Sheet Data	12/31/23	9/30/23	6/30/23	3/31/23	12/31/22

Cash and due from banks	$94,466	$79,538	$111,126	$87,922	$82,515
Federal funds sold and interest bearing due from banks	171,493	113,499	103,204	229,076	84,852
Mortgage loans held for sale	6,056	6,535	7,069	6,397	2,606
Investment securities	1,471,016	1,465,453	1,542,753	1,600,603	1,617,834
Federal Home Loan Bank stock	16,236	26,241	27,366	23,226	10,928
Loans	5,771,038	5,617,084	5,418,609	5,243,104	5,205,918
Allowance for credit losses on loans	79,374	78,075	77,710	75,673	73,531
Goodwill	194,074	194,074	194,074	194,074	194,074
Total assets	8,170,102	7,903,430	7,732,552	7,667,648	7,496,261
Non-interest bearing deposits	1,548,624	1,714,918	1,766,132	1,845,302	1,950,198
Interest bearing deposits	5,122,124	4,687,889	4,442,248	4,511,893	4,441,054
Securities sold under agreements to repurchase	152,991	113,894	138,347	104,578	133,342
Federal funds purchased	12,852	11,518	11,646	14,745	8,789
Federal Home Loan Bank advances	200,000	350,000	400,000	275,000	50,000
Subordinated debentures	26,740	26,641	26,541	26,442	26,343
Stockholders' equity	858,103	806,918	808,082	794,368	760,432
Total shares outstanding	29,329	29,323	29,323	29,324	29,259
Book value per share (3)	$29.26	$27.52	$27.56	$27.09	$25.99
Tangible common equity per share (3)	21.95	20.17	20.17	19.66	18.50
Market value per share	51.49	39.29	45.37	55.14	64.98

Capital Ratios
Total stockholders' equity to total assets (3)	10.50%	10.21%	10.45%	10.36%	10.14%
Tangible common equity to tangible assets (3)	8.09%	7.69%	7.87%	7.74%	7.44%
Average stockholders' equity to average assets	10.07%	10.39%	10.53%	10.26%	9.79%
Total risk-based capital	12.43%	12.71%	12.78%	12.91%	12.54%
Common equity tier 1 risk-based capital	11.04%	11.17%	11.20%	11.30%	11.04%
Tier 1 risk-based capital	11.43%	11.57%	11.61%	11.73%	11.47%
Leverage	9.62%	9.80%	9.83%	9.56%	9.33%

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Fourth Quarter 2023 Earnings Release

	Quarterly Comparison
Average Balance Sheet Data	12/31/23	9/30/23	6/30/23	3/31/23	12/31/22

Federal funds sold and interest bearing due from banks	$258,950	$124,653	$131,958	$140,831	$235,448
Mortgage loans held for sale	5,305	7,112	8,420	6,460	6,735
Investment securities	1,618,799	1,659,888	1,719,045	1,754,620	1,786,383
Federal Home Loan Bank stock	20,519	27,290	25,074	15,496	10,928
Loans	5,676,193	5,486,262	5,286,597	5,236,879	5,094,356
Total interest earning assets	7,579,766	7,305,205	7,171,094	7,154,286	7,133,850
Total assets	8,116,569	7,805,154	7,594,901	7,579,439	7,559,260
Non-interest bearing deposits	1,663,962	1,731,724	1,781,338	1,878,307	2,097,858
Interest bearing deposits	5,025,240	4,509,411	4,414,599	4,480,151	4,428,582
Total deposits	6,689,202	6,241,135	6,195,937	6,358,458	6,526,440
Securities sold under agreement to repurchase	130,148	127,063	113,051	122,049	117,138
Federal Home Loan Bank advances	205,435	401,630	348,352	163,056	1,087
Subordinated debentures	26,706	26,606	26,508	26,408	26,309
Total interest bearing liabilities	5,401,135	5,076,486	4,916,112	4,807,907	4,582,005
Total stockholders' equity	817,682	810,710	799,886	777,555	740,007

Performance Ratios
Annualized return on average assets (4)	1.17%	1.38%	1.46%	1.55%	1.56%
Annualized return on average equity (4)	11.62%	13.26%	13.87%	15.15%	15.99%
Net interest margin, fully tax equivalent	3.25%	3.34%	3.42%	3.59%	3.64%
Non-interest income to total revenue, fully tax equivalent	28.22%	27.15%	27.24%	25.85%	26.12%
Efficiency ratio, fully tax equivalent (2)	57.80%	55.38%	54.57%	53.13%	51.85%

Loans Segmentation
Commercial real estate - non-owner occupied	$1,561,689	$1,557,977	$1,527,453	$1,467,780	$1,443,813
Commercial real estate - owner occupied	907,424	896,522	825,026	805,417	788,936
Commercial and industrial	1,302,809	1,246,200	1,226,554	1,205,222	1,230,976
Commercial and industrial - PPP	4,319	4,827	7,088	9,557	18,593
Residential real estate - owner occupied	708,893	696,162	664,870	620,417	591,515
Residential real estate - non-owner occupied	358,715	349,624	337,961	322,748	312,474
Construction and land development	531,324	480,120	451,324	439,673	445,690
Home equity lines of credit	211,390	203,184	202,574	200,933	200,725
Consumer	145,340	143,703	139,602	136,412	139,461
Leases	15,503	14,710	13,967	13,207	13,322
Credit cards	23,632	24,055	22,190	21,738	20,413
Total loans and leases	$5,771,038	$5,617,084	$5,418,609	$5,243,104	$5,205,918

Asset Quality Data
Non-accrual loans	$19,058	$17,227	$17,364	$17,389	$14,242
Troubled debt restructurings	-	-	-	-	-
Loans past due 90 days or more and still accruing	110	1	437	894	892
Total non-performing loans	19,168	17,228	17,801	18,283	15,134
Other real estate owned	10	427	677	677	677
Total non-performing assets	$19,178	$17,655	$18,478	$18,960	$15,811
Non-performing loans to total loans (5)	0.33%	0.31%	0.33%	0.35%	0.29%
Non-performing assets to total assets	0.23%	0.22%	0.24%	0.25%	0.21%
Allowance for credit losses on loans to total loans (5)	1.38%	1.39%	1.43%	1.44%	1.41%
Allowance for credit losses on loans to average loans	1.40%	1.42%	1.47%	1.45%	1.44%
Allowance for credit losses on loans to non-performing loans	414%	453%	437%	414%	486%
Net (charge-offs) recoveries	$(4,472)	$(1,935)	$(113)	$(108)	$(152)
Net (charge-offs) recoveries to average loans (7)	-0.08%	-0.04%	0.00%	0.00%	0.00%

Other Information
Total assets under management (in millions)	$7,160	$6,670	$6,976	$6,764	$6,585
Full-time equivalent employees	1,075	1,056	1,056	1,028	1,033

(1) - Detail of Provision for credit losses follows:
	Quarterly Comparison
(in thousands)	12/31/23	9/30/23	6/30/23	3/31/23	12/31/22
Provision for credit losses - loans	$5,771	$2,300	$2,150	$2,250	$3,600
Provision for credit losses - off balance sheet exposures	275	475	200	375	(225)
Total provision for credit losses	$6,046	$2,775	$2,350	$2,625	$3,375

(2) - The efficiency ratio, a non-GAAP measure, equals total non-interest expenses divided by the sum of net interest income (FTE) and non-interest income. In addition to the efficiency ratio presented, Bancorp considers an adjusted efficiency ratio to be important because it provides a comparable ratio after eliminating net gains (losses) on sales, calls, and impairment of investment securities, as well as net gains (losses) on sales of premises and equipment and disposition of any acquired assets, if applicable, and the fluctuation in non-interest expenses related to amortization of investments in tax credit partnerships and merger-related expenses.
	Quarterly Comparison
(Dollars in thousands)	12/31/23	9/30/23	6/30/23	3/31/23	12/31/22
Total non-interest expenses (a)	$50,013	$46,702	$45,800	$45,314	$45,946
Less: Loss on disposition of LFA	-	-	-	-	(870)
Less: Amortization of investments in tax credit partnerships	(324)	(323)	(324)	(323)	(88)
Total non-interest expenses - Non-GAAP (c)	$49,689	$46,379	$45,476	$44,991	$44,988

Total net interest income, fully tax equivalent	$62,112	$61,437	$61,074	$63,245	$65,469
Total non-interest income	24,417	22,896	22,860	22,047	23,142
Total revenue - Non-GAAP (b)	86,529	84,333	83,934	85,292	88,611
Less: Gain/loss on sale of premises and equipment	105	(302)	225	2	(1,295)
Less: Loss on sale of securities	44	-	-	-	-
Total adjusted revenue - Non-GAAP (d)	$86,678	$84,031	$84,159	$85,294	$87,316

Efficiency ratio - Non-GAAP (a/b)	57.80%	55.38%	54.57%	53.13%	51.85%
Adjusted efficiency ratio - Non-GAAP (c/d)	57.33%	55.19%	54.04%	52.75%	51.52%

(3) - The following table provides a reconciliation of total stockholders’ equity in accordance with GAAP to tangible stockholders’ equity, a non-GAAP disclosure. Bancorp provides the tangible book value per share, a non-GAAP measure, in addition to those defined by banking regulators, because of its widespread use by investors as a means to evaluate capital adequacy:

	Quarterly Comparison
(In thousands, except per share data)	12/31/23	9/30/23	6/30/23	3/31/23	12/31/22
Total stockholders' equity - GAAP (a)	$858,103	$806,918	$808,082	$794,368	$760,432
Less: Goodwill	(194,074)	(194,074)	(194,074)	(194,074)	(194,074)
Less: Core deposit and other intangibles	(20,304)	(21,471)	(22,638)	(23,810)	(24,990)
Tangible common equity - Non-GAAP (c)	$643,725	$591,373	$591,370	$576,484	$541,368

Total assets - GAAP (b)	$8,170,102	$7,903,430	$7,732,552	$7,667,648	$7,496,261
Less: Goodwill	(194,074)	(194,074)	(194,074)	(194,074)	(194,074)
Less: Core deposit and other intangibles	(20,304)	(21,471)	(22,638)	(23,810)	(24,990)
Tangible assets - Non-GAAP (d)	$7,955,724	$7,687,885	$7,515,840	$7,449,764	$7,277,197

Total stockholders' equity to total assets - GAAP (a/b)	10.50%	10.21%	10.45%	10.36%	10.14%
Tangible common equity to tangible assets - Non-GAAP (c/d)	8.09%	7.69%	7.87%	7.74%	7.44%

Total shares outstanding (e)	29,329	29,323	29,323	29,324	29,259

Book value per share - GAAP (a/e)	$29.26	$27.52	$27.56	$27.09	$25.99
Tangible common equity per share - Non-GAAP (c/e)	21.95	20.17	20.17	19.66	18.50

(4) - Return on average assets equals net income divided by total average assets, annualized to reflect a full year return on average assets. Similarly, return on average equity equals net income divided by total average equity, annualized to reflect a full year return on average equity. Bancorp also considers adjusted return on average assets and return on average equity ratios important, as they reflect performance after removing net gains (losses) on certain sales of premises and equipment.
	Quarterly Comparison
(Dollars in thousands)	12/31/23	9/30/23	6/30/23	3/31/23	12/31/22

Net income attributable to stockholders - GAAP (a)	$23,944	$27,092	$27,664	$29,048	$29,817
Add: Loss on disposition of LFA	-	-	-	-	870
Less: Gain/loss on sale of premises and equipment	105	(302)	225	2	(1,295)
Less: Tax effect of adjustments to net income	(23)	66	(50)	-	100
Total net income - Non-GAAP (b)	$24,026	$26,856	$27,664	$29,050	$29,492

Total average assets (c)	$8,116,569	$7,805,154	$7,594,901	$7,579,439	$7,559,260

Total average stockholder equity (d)	817,682	810,710	799,886	777,555	740,007

Return on average assets - GAAP (a/c)	1.17%	1.38%	1.46%	1.55%	1.56%
Return on average assets - Non-GAAP (b/c)	1.17%	1.37%	1.46%	1.55%	1.55%

Return on average equity - GAAP (a/d)	11.62%	13.26%	13.87%	15.15%	15.99%
Return on average equity - Non-GAAP (b/d)	11.66%	13.14%	13.87%	15.15%	15.81%

(5) - Allowance for credit losses on loans to total non-PPP loans represents the allowance for credit losses on loans, divided by total loans less PPP loans. Non-performing loans to total non-PPP loans represents non-performing loans, divided by total loans less PPP loans. Bancorp believes these non-GAAP disclosures are important because they provide a comparable ratio after eliminating the PPP loans, which are fully guaranteed by the U.S. SBA and have not been allocated for within the allowance for credit losses on loans and are not at risk of non-performance.
	Quarterly Comparison
(Dollars in thousands)	12/31/23	9/30/23	6/30/23	3/31/23	12/31/22

Total Loans - GAAP (a)	$5,771,038	$5,617,084	$5,418,609	$5,243,104	$5,205,918
Less: PPP loans	(4,319)	(4,827)	(7,088)	(9,557)	(18,593)
Total non-PPP Loans - Non-GAAP (b)	$5,766,719	$5,612,257	$5,411,521	$5,233,547	$5,187,325

Allowance for credit losses on loans (c)	$79,374	$78,075	$77,710	$75,673	$73,531
Total non-performing loans (d)	19,168	17,228	17,801	18,283	15,134

Allowance for credit losses on loans to total loans - GAAP (c/a)	1.38%	1.39%	1.43%	1.44%	1.41%
Allowance for credit losses on loans to total loans - Non-GAAP (c/b)	1.38%	1.39%	1.44%	1.45%	1.42%

Non-performing loans to total loans - GAAP (d/a)	0.33%	0.31%	0.33%	0.35%	0.29%
Non-performing loans to total loans - Non-GAAP (d/b)	0.33%	0.31%	0.33%	0.35%	0.29%

(6) - Interest income on a FTE basis includes the additional amount of interest income that would have been earned if investments in certain tax-exempt interest earning assets had been made in assets subject to federal, state and local taxes yielding the same after-tax income.

(7) - Quarterly net (charge-offs) recoveries to average loans ratios are not annualized.